Exhibit 99.1

Investor Contact: Larry P. Kromidas
lpkromidas@olin.com
(314) 480-1452

  News

Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105-3443

FOR IMMEDIATE RELEASE

OLIN ANNOUNCES THIRD QUARTER EARNINGS

Clayton, MO, October 25, 2012 - Olin Corporation (NYSE: OLN) announced today that its third quarter 2012 net income was $28.7 million, or $0.35 per diluted share, which compares to $47.2 million, or $0.58 per diluted share in the third quarter of 2011. Sales in the third quarter of 2012 were $581.2 million, compared to $550.2 million in the third quarter of 2011. Third quarter 2012 results included $47.6 million of sales and $1.9 million of pretax segment income associated with the new Chemical Distribution segment created by the acquisition of K. A. Steel Chemicals Inc. (“KA Steel”) on August 22, 2012.

Joseph D. Rupp, Chairman, President, and Chief Executive Officer said, “During the third quarter of 2012, Olin achieved several significant milestones. The acquisition of KA Steel was completed and we believe it will enhance the profitability of Olin and our commodity chemical business, while improving Olin's performance at all points of the economic cycle. The second HyPure® bleach plant, which is located at the Niagara Falls, New York facility, was successfully started up and is now running at design rate. Mercury cell chlor alkali production at the Augusta, Georgia facility was discontinued at the end of September, and the first of the two new membrane cell rooms at the Charleston, Tennessee chlor alkali plant was successfully started up. The second membrane cell room at Charleston is expected to startup in November, and this will complete Olin's exit from chlor alkali production using mercury cell technology. Finally, the Winchester centerfire relocation began to generate positive returns, as the cost savings being generated at the new Oxford, Mississippi facility exceeded the additional costs associated with operating in two locations.”

Third quarter 2012 net income included $8.3 million of pretax transaction costs related to the acquisition and a one-time $1.1 million pretax charge required to eliminate Olin's profit on intercompany sales of caustic soda to KA Steel. During the third quarter of 2012, $4.9 million of one-time costs associated with two plant startups in the Chlor Alkali business were expensed. As a result of these startups, planned third quarter maintenance outages in Chlor Alkali were delayed until the fourth quarter. Third quarter 2012 net income also included a $2.3 million pretax restructuring charge primarily associated with the ongoing Winchester centerfire ammunition relocation project and $1.2 million of unfavorable tax adjustments. Third quarter 2011 net income included a $4.1 million pretax restructuring charge associated with the Winchester centerfire relocation project and the Chlor Alkali mercury cell transition projects and $2.2 million of favorable tax adjustments.

Mr. Rupp also said, “Third quarter 2012 earnings in our Chlor Alkali business declined compared to the third quarter of 2011 due to lower chlorine and caustic soda volumes and lower ECU netbacks. These declines more than offset increased bleach and potassium hydroxide volumes and improved hydrochloric acid pricing. Third quarter 2012 bleach shipments of 50,000 ECUs set a record. Winchester third quarter 2012 segment earnings improved compared to the third quarter of 2011 segment earnings due to improved pricing and lower commodity costs.

“During the third quarter of 2012, Olin generated adjusted EBITDA of $81.3 million, and we continue to have the opportunity to generate a record level of adjusted EBITDA in 2012.

“Fourth quarter 2012 net income is forecast to be in the $0.30 to $0.35 per diluted share range. Chlor Alkali segment earnings in the fourth quarter of 2012 are expected to increase compared to the fourth quarter of 2011 as higher volumes more than offset lower pricing. Fourth quarter 2012 Chlor Alkali volumes are forecasted to be negatively impacted by anticipated seasonal customer outages and weaker than expected customer demand. The fourth quarter Chlor Alkali forecast also includes one-time costs totaling approximately $3 million associated with four scheduled plant maintenance outages. Winchester earnings in the seasonally weak fourth quarter are expected to more than double compared to the fourth quarter of 2011. The fourth quarter 2012 forecast includes approximately $3 million of pretax restructuring charges.”

ACQUISITION OF K. A. STEEL CHEMICALS INC.

On August 22, 2012, Olin completed the acquisition of privately held KA Steel on a debt free basis, net of acquired cash for $312.3 million, subject to certain post-closing adjustments. KA Steel is one of the largest distributors of caustic soda in North America and manufactures and sells bleach in the Midwest.

KA Steel contributed $47.6 million of sales and $3.6 million of EBITDA to Olin during the 39 days it was owned in the third quarter of 2012. Olin expects to realize $7 million to $10 million of synergies in 2013 and approximately $35 million of annual synergies at the end of three years. Under the terms of the acquisition, both parties agreed to make an election under Section 338(h)(10) of the U.S. Internal Revenue Code that is expected to result in tax benefits to Olin with a net present value of approximately $60 million.

SEGMENT REPORTING

We define segment earnings as income (loss) before interest expense, interest income, other operating income, other (expense) income, and income taxes and include the earnings of non-consolidated affiliates in segment results consistent with management's monitoring of the operating segments.

CHLOR ALKALI PRODUCTS

Chlor Alkali product sales for the third quarter of 2012 were $364.8 million compared to $386.1 million in the third quarter of 2011. Third quarter 2012 chlorine and caustic soda volumes decreased 5% compared to the third quarter 2011 levels. The year-over-year decrease in chlorine and caustic soda volumes was due to lower chlorine demand across the customer base compared to the third quarter of 2011. Lower chlorine and caustic soda volumes were partially offset by bleach volumes which increased 9% during the third quarter of 2012, compared to the third quarter of 2011. Third quarter 2012 Chlor Alkali segment earnings of $59.5 million decreased compared to the $76.7 million earned in the third quarter of 2011 due to lower chlorine and caustic soda volumes and pricing, partially offset by higher bleach volumes and hydrochloric acid pricing.

CHEMICAL DISTRIBUTION

Chemical Distribution sales in the third quarter, representing 39 days of ownership of KA Steel, were $47.6 million, consisting primarily of caustic soda, and some bleach. Chemical Distribution bleach sales are expected to demonstrate a strong seasonal pattern. Chemical Distribution segment earnings were $1.9 million, which includes depreciation and amortization expense of $1.7 million primarily associated with the acquisition fair valuing of KA Steel.

WINCHESTER

Winchester third quarter 2012 sales were $168.8 million compared to $164.1 million in the third quarter of 2011. Third quarter 2012 commercial sales increased approximately 13% compared to the third quarter of 2011 due to higher volumes and improved pricing. Third quarter 2012 military and law enforcement sales declined approximately 21% compared to the third quarter of 2011 due to the timing of military shipments. Winchester's third quarter 2012 segment earnings were $16.0 million, compared to $13.1 million in the third quarter of 2011. The improvement in third quarter 2012 segment earnings compared to the third quarter of 2011 reflects improved pricing and lower commodity metal costs partially offset by higher other material costs and manufacturing costs.

CORPORATE AND OTHER COSTS

Pension income included in the third quarter 2012 Corporate and Other segment was $7.2 million, compared to income of $6.9 million in the third quarter of 2011.

Third quarter charges to income for environmental investigatory and remedial activities were $3.6 million in 2012, compared to $2.5 million in the third quarter of 2011. Third quarter of 2011 charges to income for environmental investigatory and remedial activities included $1.5 million of pretax recoveries of costs incurred and expensed in prior periods. Without these recoveries, charges to income for environmental investigatory and remedial activities would have been $3.6 million in the third quarter of 2012, compared to $4.0 million in the third quarter of 2011. These charges relate primarily to remedial and investigatory activities associated with former waste sites and past operations.

Other corporate and unallocated costs in the third quarter of 2012 increased $1.1 million compared to the third quarter of 2011, primarily due to stock-based compensation, which includes mark-to-market adjustments.

RESTRUCTURING CHARGE

During the third quarter of 2012, a pretax restructuring charge of $2.3 million was recorded. This charge was associated with employee severance and relocation expenses associated with the ongoing Winchester centerfire relocation project and the Chlor Alkali mercury cell technology transition and conversion project.

DEBT ISSUANCE

During the third quarter of 2012, Olin issued $200 million aggregate principal amount of Senior Notes due in 2022. The Notes, which mature on August 15, 2022, have an interest rate of 5.5% and were issued at par. Interest on these notes is paid semi-annually.

DIVIDEND

On October 25, 2012, Olin's Board of Directors declared a dividend of $0.20 on each share of Olin common stock. The dividend is payable on December 10, 2012 to shareholders of record at the close of business on November 9, 2012. This is the 344th consecutive quarterly dividend to be paid by the Company.

CONFERENCE CALL INFORMATION

The Company's third quarter earnings conference call with securities analysts is scheduled for 10:00 A.M. Eastern Time, Friday, October 26th. The call will feature remarks by Joseph D. Rupp, Olin's Chairman, President and Chief Executive Officer; John E. Fischer, Olin's Senior Vice President and Chief Financial Officer; John L. McIntosh, Olin's Senior Vice President, Operations; and Larry P. Kromidas, Olin's Assistant Treasurer and Director, Investor Relations. Anyone wishing to listen to the call may do so via the Internet by following the instructions posted under the Conference Call icon on Olin's website, www.olin.com. Listeners should log on to the website at least 15 minutes prior to the call. The call will also be audio archived on the Olin website for future replay beginning at 12:00 P.M. Eastern Time. A final transcript of the conference call will be available on the website in the Investor section the following day.

COMPANY DESCRIPTION

Olin Corporation is a manufacturer concentrated in three business segments: Chlor Alkali Products, Chemical Distribution and Winchester. Chlor Alkali Products manufactures chlorine and caustic soda, hydrochloric acid, hydrogen, bleach products and potassium hydroxide. Chemical Distribution manufactures bleach products and distributes caustic soda, bleach products, potassium hydroxide and hydrochloric acid. Winchester products include sporting ammunition, reloading components, small caliber military ammunition and components, and industrial cartridges.

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FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements. These statements relate to analyses and other information that are based on management's beliefs, certain assumptions made by management, forecasts of future results, and current expectations, estimates and projections about the markets and economy in which we and our various segments operate. The statements contained in this communication that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

We have used the words "anticipate," "intend," "may," "expect," "believe," "should," "plan," "project," "estimate," “forecast,” and variations of such words and similar expressions in this communication to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. Relative to the dividend, the payment of cash dividends is subject to the discretion of our board of directors and will be determined in light of then-current conditions, including our earnings, our operations, our financial conditions, our capital requirements and other factors deemed relevant by our board of directors. In the future, our board of directors may change our dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.

The risks, uncertainties and assumptions involved in our forward-looking statements, many of which are discussed in more detail in our filings with the SEC, including without limitation the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2011, include, but are not limited to, the following:

•
sensitivity to economic, business and market conditions in the United States and overseas, including economic instability or a downturn in the sectors served by us, such as ammunition, housing, vinyls, and pulp and paper, and the migration by United States customers to low-cost foreign locations;

•
the cyclical nature of our operating results, particularly declines in average selling prices in the chlor alkali industry and the supply/demand balance for our products, including the impact of excess industry capacity or an imbalance in demand for our chlor alkali products;

•	economic and industry downturns that result in diminished product demand and excess manufacturing capacity in any of our segments and that, in many cases, result in lower selling prices and profits;

•	costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings;

•	unexpected litigation outcomes;

•	new regulations or public policy changes regarding the transportation of hazardous chemicals and the security of chemical manufacturing facilities;

•	changes in legislation or government regulations or policies;

•	adverse conditions in the credit and capital markets, limiting or preventing our ability to borrow or raise capital;

•	the occurrence of unexpected manufacturing interruptions and outages, including those occurring as a result of labor disruptions and production hazards;

•	the failure or an interruption of our information technology systems;

•	higher-than-expected raw material and energy, transportation, and/or logistics costs;

•	weak industry conditions could affect our ability to comply with the financial maintenance covenants in our senior revolving credit facility and certain tax-exempt bonds;

•	the effects of any declines in global equity markets on asset values and any declines in interest rates used to value the liabilities in our pension plan; and

•	an increase in our indebtedness or higher-than-expected interest rates, affecting our ability to generate sufficient cash flow for debt service.

All of our forward-looking statements should be considered in light of these factors. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements.

2012 - 19

Olin Corporation
Consolidated Statements of Income(a)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions, except per share amounts)	2012	2011	2012	2011
Sales	$581.2	$550.2	$1,597.1	$1,515.3
Operating Expenses:
Cost of Goods Sold	475.8	432.7	1,260.1	1,205.6
Selling and Administration	42.4	39.8	131.2	121.0
Restructuring Charges(b)	2.3	4.1	6.0	6.6
Acquisition Costs(c)	8.3	—	8.3	0.8
Other Operating Income(d)	1.1	4.3	1.5	5.9
Operating Income	53.5	77.9	193.0	187.2
Earnings of Non-consolidated Affiliates	1.2	0.8	2.0	8.5
Interest Expense(e)	6.0	7.9	18.3	22.5
Interest Income	0.2	0.2	0.7	0.7
Other (Expense) Income(f)	(2.2)	(1.6)	(6.9)	179.0
Income before Taxes	46.7	69.4	170.5	352.9
Income Tax Provision	18.0	22.2	55.5	129.9
Net Income	$28.7	$47.2	$115.0	$223.0
Net Income Per Common Share:
Basic	$0.36	$0.59	$1.44	$2.79
Diluted	$0.35	$0.58	$1.42	$2.76
Dividends Per Common Share	$0.20	$0.20	$0.60	$0.60
Average Common Shares Outstanding - Basic	80.1	80.2	80.1	79.9
Average Common Shares Outstanding - Diluted	81.0	80.8	80.9	80.8

(a)	Unaudited.

(b)
Restructuring charges for the three and nine months ended September 30, 2012 and 2011 were associated with exiting the use of mercury cell technology in the chlor alkali manufacturing process by the end of 2012 and our ongoing relocation of our Winchester centerfire ammunition manufacturing operations from East Alton, IL to Oxford, MS.

(c)
Acquisition costs for the three and nine months ended September 30, 2012 were related to the acquisition of KA Steel. Acquisition costs for the nine months ended September 30, 2011 were related to the acquisition of the remaining 50% interest in SunBelt.

(d)	Other operating income for the three and nine months ended September 30, 2011 included a gain of $3.7 million on the sale of a former manufacturing site.

(e)
Interest expense was reduced by capitalized interest of $2.5 million and $0.3 million for the three months ended September 30, 2012 and 2011, respectively, and $5.3 million and $0.7 million for the nine months ended September 30, 2012 and 2011, respectively.

(f)
Other (expense) income for the three months ended September 30, 2012 and 2011 included $2.3 million and $1.7 million, respectively, of expense for our earn out liability from the SunBelt acquisition, and $7.1 million and $2.6 million for the nine months ended September 30, 2012 and 2011, respectively. Other (expense) income for the nine months ended September 30, 2011 also included a pretax gain of $181.4 million as a result of remeasuring our previously held 50% equity interest in SunBelt. The income tax provision for the nine months ended September 30, 2011 included a $76.0 million discrete deferred tax expense as a result of the remeasurement of the SunBelt investment.

Olin Corporation
Segment Information(a)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2012	2011	2012	2011
Sales:
Chlor Alkali Products	$364.8	$386.1	$1,087.7	$1,065.8
Chemical Distribution	47.6	—	47.6	—
Winchester	168.8	164.1	461.8	449.5
Total Sales	$581.2	$550.2	$1,597.1	$1,515.3
Income before Taxes:
Chlor Alkali Products(b)	$59.5	$76.7	$208.9	$194.7
Chemical Distribution	1.9	—	1.9	—
Winchester	16.0	13.1	38.7	37.4
Corporate/Other:
Pension Income(c)	7.2	6.9	20.5	20.8
Environmental Expense(d)	(3.6)	(2.5)	(6.7)	(2.9)
Other Corporate and Unallocated Costs	(16.8)	(15.7)	(55.5)	(52.8)
Restructuring Charges(e)	(2.3)	(4.1)	(6.0)	(6.6)
Acquisition Costs(f)	(8.3)	—	(8.3)	(0.8)
Other Operating Income(g)	1.1	4.3	1.5	5.9
Interest Expense(h)	(6.0)	(7.9)	(18.3)	(22.5)
Interest Income	0.2	0.2	0.7	0.7
Other (Expense) Income(i)	(2.2)	(1.6)	(6.9)	179.0
Income before Taxes	$46.7	$69.4	$170.5	$352.9

(a)	Unaudited.

(b)
Earnings of non-consolidated affiliates are included in the Chlor Alkali Products segment results consistent with management's monitoring of the operating segments. The earnings from non-consolidated affiliates were $1.2 million and $0.8 million for the three months ended September 30, 2012 and 2011, respectively, and $2.0 million and $8.5 million for the nine months ended September 30, 2012 and 2011, respectively. On February 28, 2011, we acquired the remaining 50% interest in SunBelt. Since the date of acquisition, SunBelt's results are no longer included in earnings of non-consolidated affiliates but are consolidated in our financial statements.

(c)
The service cost and the amortization of prior service cost components of pension expense related to the employees of the operating segments are allocated to the operating segments based on their respective estimated census data. All other components of pension costs are included in Corporate/Other and include items such as the expected return on plan assets, interest cost and recognized actuarial gains and losses.

(d)
Environmental expense for the three months ended September 30, 2012 and 2011 included zero and $1.5 million, respectively, of recoveries from third parties for costs incurred and expensed in prior periods. Environmental expense for the nine months ended September 30, 2012 and 2011 included $0.1 million and $11.0 million, respectively, of recoveries from third parties for costs incurred and expensed in prior periods.

(e)
Restructuring charges for the three and nine months ended September 30, 2012 and 2011 were associated with exiting the use of mercury cell technology in the chlor alkali manufacturing process by the end of 2012 and our ongoing relocation of our Winchester centerfire ammunition manufacturing operations from East Alton, IL to Oxford, MS.

(f)
Acquisition costs for the three and nine months ended September 30, 2012 were related to the acquisition of KA Steel. Acquisition costs for the nine months ended September 30, 2011 were related to the acquisition of the remaining 50% interest in SunBelt.

(g)	Other operating income for the three and nine months ended September 30, 2011 included a gain of $3.7 million on the sale of a former manufacturing site.

(h)
Interest expense was reduced by capitalized interest of $2.5 million and $0.3 million for the three months ended September 30, 2012 and 2011, respectively, and $5.3 million and $0.7 million for the nine months ended September 30, 2012 and 2011, respectively.

(i)
Other (expense) income for the three months ended September 30, 2012 and 2011 included $2.3 million and $1.7 million, respectively, of expense for our earn out liability from the SunBelt acquisition, and $7.1 million and $2.6 million for the nine months ended September 30, 2012 and 2011, respectively. Other (expense) income for the nine months ended September 30, 2011 also included a pretax gain of $181.4 million as a result of remeasuring our previously held 50% equity interest in SunBelt.

Olin Corporation
Consolidated Balance Sheets(a)

	September 30,	December 31,	September 30,
(In millions, except per share data)	2012	2011	2011
Assets:
Cash & Cash Equivalents	$103.1	$304.8	$318.3
Accounts Receivable, Net	347.7	237.1	290.5
Income Taxes Receivable	12.4	0.7	2.2
Inventories	213.7	176.6	166.3
Current Deferred Income Taxes	56.5	50.9	50.4
Other Current Assets	20.0	10.2	11.1
Total Current Assets	753.4	780.3	838.8
Property, Plant and Equipment
(Less Accumulated Depreciation of $1,206.0, $1,144.0 and $1,122.1)	1,018.2	885.4	821.3
Prepaid Pension Costs	51.1	19.2	46.1
Restricted Cash	18.5	51.7	71.6
Other Assets	223.6	85.6	86.8
Goodwill	752.3	627.4	627.4
Total Assets	$2,817.1	$2,449.6	$2,492.0
Liabilities and Shareholders' Equity:
Current Installments of Long-Term Debt	$23.6	$12.2	$87.8
Accounts Payable	189.4	149.7	129.6
Accrued Liabilities	249.2	237.2	237.6
Total Current Liabilities	462.2	399.1	455.0
Long-Term Debt	703.1	524.2	501.8
Accrued Pension Liability	66.8	59.1	55.2
Deferred Income Taxes	153.2	99.6	113.5
Other Liabilities	355.2	381.8	359.3
Total Liabilities	1,740.5	1,463.8	1,484.8
Commitments and Contingencies
Shareholders' Equity:
Common Stock, Par Value $1 Per Share, Authorized 120.0 Shares:
Issued and Outstanding 80.2 Shares (80.1 and 80.2 in 2011)	80.2	80.1	80.2
Additional Paid-In Capital	854.1	852.0	852.4
Accumulated Other Comprehensive Loss	(272.6)	(294.2)	(270.6)
Retained Earnings	414.9	347.9	345.2
Total Shareholders' Equity	1,076.6	985.8	1,007.2
Total Liabilities and Shareholders' Equity	$2,817.1	$2,449.6	$2,492.0

(a)	Unaudited.

Olin Corporation
Consolidated Statements of Cash Flows(a)

	Nine Months Ended September 30,
(In millions)	2012	2011
Operating Activities:
Net Income	$115.0	$223.0
Gain on Remeasurement of Investment in SunBelt	—	(181.4)
Earnings of Non-consolidated Affiliates	(2.0)	(8.5)
Gains on Disposition of Property, Plant and Equipment	(0.9)	(4.8)
Stock-Based Compensation	4.2	4.3
Depreciation and Amortization	78.7	74.1
Deferred Income Taxes	34.5	93.1
Qualified Pension Plan Contributions	(0.6)	(0.7)
Qualified Pension Plan Income	(18.6)	(19.5)
Changes in:
Receivables	(48.6)	(79.6)
Income Taxes Receivable	(11.7)	3.5
Inventories	(1.3)	(6.7)
Other Current Assets	0.7	0.3
Accounts Payable and Accrued Liabilities	15.0	11.6
Other Assets	4.7	(0.2)
Other Noncurrent Liabilities	(10.0)	6.1
Other Operating Activities	(0.5)	(2.2)
Net Operating Activities	158.6	112.4
Investing Activities:
Capital Expenditures	(210.8)	(128.4)
Business Acquired in Purchase Transaction, Net of Cash Acquired	(312.3)	(123.4)
Proceeds from Sale/Leaseback of Equipment	3.5	—
Proceeds from Disposition of Property, Plant and Equipment	3.7	6.2
Distributions from Affiliated Companies, Net	0.5	1.1
Restricted Cash Activity	33.2	30.4
Other Investing Activities	(0.4)	2.3
Net Investing Activities	(482.6)	(211.8)
Financing Activities:
Long Term Debt:
Borrowings	200.0	—
Repayments	(7.7)	—
Earn Out Payment – SunBelt	(15.3)	—
Common Stock Repurchased and Retired	(3.1)	(2.2)
Stock Options Exercised	1.3	7.3
Excess Tax Benefits from Stock-Based Compensation	0.7	2.0
Dividends Paid	(48.0)	(48.0)
Deferred Debt Issuance Costs	(5.6)	—
Net Financing Activities	122.3	(40.9)
Net Decrease in Cash and Cash Equivalents	(201.7)	(140.3)
Cash and Cash Equivalents, Beginning of Year	304.8	458.6
Cash and Cash Equivalents, End of Period	$103.1	$318.3

(a)	Unaudited.

Olin Corporation
Non-GAAP Financial Measures(a)

Olin's definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net income plus an add-back for deprecation and amortization, interest expense (income), and income tax expense less a deduction for other (expense) income. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors as a supplemental financial measure to assess the financial performance of our assets without regard to financing methods, capital structures, taxes, or historical cost basis. The use of non-GAAP financial measures is not intended to replace any measures of performance determined in accordance with GAAP and Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2012	2011	2012	2011
Reconciliation of Net Income to Adjusted EBITDA:
Net Income	$28.7	$47.2	$115.0	$223.0
Add Back:
Interest Expense	6.0	7.9	18.3	22.5
Interest Income	(0.2)	(0.2)	(0.7)	(0.7)
Income Tax Expense	18.0	22.2	55.5	129.9
Depreciation and Amortization	26.6	25.5	78.7	74.1
EBITDA	79.1	102.6	266.8	448.8
Deduct:
Other (Expense) Income(b)	(2.2)	(1.6)	(6.9)	179.0
Adjusted EBITDA	$81.3	$104.2	$273.7	$269.8

(a)	Unaudited.

(b)
Other (expense) income for the three months ended September 30, 2012 and 2011 included $2.3 million and $1.7 million, respectively, of expense for our earn out liability from the SunBelt acquisition, and $7.1 million and $2.6 million for the nine months ended September 30, 2012 and 2011, respectively. Other (expense) income for the nine months ended September 30, 2011 also included a pretax gain of $181.4 million as a result of remeasuring our previously held 50% equity interest in SunBelt.